EXHIBIT 99.1

July 21, 2010

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares Common Stock Dividends

LOUISVILLE, KY — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, declared a cash dividend of $0.143 per share on Class A Common Stock and $0.13 per share on Class B Common Stock, payable October 15, 2010 to shareholders of record as of September 17, 2010.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana — Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.1 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.

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